One Technology Drive / P.O. Box 188 / Rogers, CT06263-0188 / 860.774.9605 / Fax: 860.779.5777

GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter "Agreement") is made as of the Effective Date (as defined in Section 6(f) below) by and between Dennis M. Loughran (hereinafter "Loughran") and Rogers Corporation (hereinafter "Rogers" or the “Company”). The purpose of this Agreement is to fully and finally dispose of all issues regarding Loughran’s employment and separation from employment with Rogers as described below.

1.                  The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues between Loughran and Rogers and for the mutual promises contained herein. Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of Rogers and its recognition of Loughran’s years of valuable service.

2.                  Loughran is voluntarily entering into this Agreement of his own free will and without influence by Rogers or any of its present or former officers, representatives, agents or employees. Loughran was advised of his right to be represented by his own legal counsel regarding this matter. Loughran understands that he may take as long as twenty-one (21) days to consider this Agreement before signing it. Loughran’s execution of this Agreement before the expiration of that period will constitute his representation and warranty that he has decided that he does not need any additional time to decide whether to execute this Agreement.

3.                  This Agreement constitutes the complete understanding between the parties. The purpose of this Agreement is to resolve any and all disputes or potential disputes without any party incurring additional time and expense. All agree that full settlement would best serve all interests.

4.                  Loughran represents and warrants that he has the authority to enter into this Agreement, and that he has not assigned any claims being released under this Agreement to any person or entity.

5.                  Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission by Rogers of a violation of any federal or state constitution, statute or regulation, or common law right, whether in contract or in tort.

6.       By accepting the terms of this Agreement, Loughran, for himself, his heirs, executors and administrators, releases and forever discharges Rogers, all of its related companies, subsidiaries and affiliates, their successors and assigns, and all of its and their present former and future officers, representatives, agents or employees(the “Released Parties”)of and from any and all liability in manner of suits, claims, charges, actions or causes of action or demands of any nature whatsoever, whether the underlying facts are known or unknown, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law, including, but not limited to, the Family and Medical Leave Act under Federal and State laws, discrimination or retaliation claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 etseq. (the "ADEA"), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 etseq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 etseq., the Americans with Disabilities Act, 42 U.S.C. § 12101 etseq., the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46 (a) - 51 etseq., all as amended, any and all claims for violation of any public policy having any bearing whatsoever on the terms or conditions of Loughran’s employment or cessation of employment by Rogers; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims against the Released Parties, whether in contract, expressed or implied, or in tort, including, but not limited to, breach of covenant of good faith and fair dealing, breach of contract - expressed or implied, defamation, slander, the tortious or wrongful discharge from employment, claims for outplacement services, the intentional or negligent infliction of emotional or mental distress, claims of inducement, promissory estoppel, collateral estoppel, fraud, misrepresentation - negligent or intentional, and including any claims for attorneys' fees or costs. This is a good and final release of all claims of every nature and kind whatsoever, and, by this Agreement, Loughran releases the Released Parties from all claims that are known and unknown, suspected and unsuspected, arising out of his employment and separation from employment with Rogers, except for claims for unemployment or workers’ compensation, unpaid wages and retirement benefits (e.g., 401(k) and pension benefits).

Loughran acknowledges that this is a general, and not a limited release.

Loughran acknowledges that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his favor at the time of executing the release which, if known by him, may have materially affected his entering the release of claims. Being aware that such statutory protection may be available to him, Loughran expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this Agreement, known or unknown.

Loughran acknowledges and agrees that the following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver, and that:

(a)                he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement;

(b)               he is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in Section 13 of this Agreement, which is in addition to anything of value to which he is already entitled;

(c)                he is hereby advised to consult with an attorney before signing this Agreement;

(d)               he has twenty-one (21) days within which to consider this Agreement, which will expire at 11:59 p.m. and must be postmarked or received in person by June 2, 2014;

(e)                he understands that for a period of seven (7) days after his execution of this Agreement, he may revoke this Agreement after execution by notifying Rogers in writing. Such writing must be received by Rogers by 11:59 p.m. on the seventh consecutive day after his execution of this Release of Claims at the following address:

Gary M. Glandon

Vice President and Chief Human Resources Officer

Rogers Corporation

PO Box 188

Rogers, CT06263-0188

(f)                he understands that this Agreement will not become effective or enforceable unless and until he has not revoked it and the applicable revocation period set forth above has expired. The date on which the revocation period expires, if Loughran does not first revoke it, is the Effective Date of this Agreement;

(g)               he understands that nothing in this Agreement restricts his right to challenge the validity of the General Release of ADEA claims, to file a charge with the EEOC or to participate or cooperate in EEOC investigations or proceedings; and

(h)               the release of claims under the ADEA is subject to the special waiver protections under 29 U.S.C § 626(f). In accordance with such section, Loughran specifically agrees that he is knowingly and voluntarily releasing and waiving any rights of discrimination under the ADEA.

7.                  To the maximum extent permitted by law, Loughran agrees not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against any or all of the Released Parties regarding any matter arising from his employment with Rogers and separation therefrom with Rogers, or regarding the matters covered by the release contained in Section 6 above (except to enforce the terms of this Agreement or to challenge the ADEA release), provided, however, that this Agreement shall not preclude Loughran from seeking unemployment compensation or workers’ compensation benefits, nor shall it constitute a waiver with respect to any claims he may have for retirement benefits (e.g., 401(k) and pension benefits). While Loughran may file a charge with state or federal agencies, Loughran agrees not to seek or accept damages or relief upon the filing of any such administrative charges or complaints (or judicial proceedings arising from such charges).

8.                     Loughran acknowledges and agrees that the Employment, Invention, Confidentiality and Non-Compete Agreement with Rogers, dated February 1, 2006, which is specifically incorporated herein as terms of this Agreement, is a valid agreement supported by adequate consideration, and he agrees to abide in full with the terms and conditions of such agreement.

9.                     Loughran agrees to cooperate with Rogers in the truthful and honest prosecution and/or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation: making himself available on a timely basis, on reasonable notice by Rogers, for interviews, meetings and other communications with auditors and outside counsel acting on behalf of Rogers in connection with any such matter; providing documents to Rogers related to any such matter; and voluntarily appearing, without a subpoena and at Rogers’s request, for a deposition or to give testimony in any hearing, trial, investigation or arbitration at the request of Rogers for any such matter. If Loughran becomes legally compelled to testify or provide an interview on any matter related to Rogers, whether by subpoena or otherwise, Loughran agrees to provide Rogers with prompt, written notice of such legal requirement so that Rogers may, if it so wishes, seek a protective order or other remedy. To the extent that Rogers requests Loughran’s cooperation, Rogers shall reimburse Loughran for reasonable expenses consistent with Rogers’s expense reimbursement policy there in effect.

10.                 Loughran agrees to promptly return all of Rogers’s property in his possession including, but not limited to, credit cards, keys, company files and internal documents (including books and manuals), and any electronic equipment (even if such electronic equipment has been available for his personal use).

11.              This Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

12.              Loughran acknowledges and agrees that his last day of employment with Rogers was on May 12, 2014 (the “Termination Date”), and that he will, if requested by Rogers, execute documents to evidence his resignation from any positions he may hold as an officer or director of any Rogers affiliated entity.

13.              In consideration of entering into this Agreement, following the Effective Date, Rogers will provide the payments and benefits described below (collectively, the “Enhanced Severance Benefits”) in return for the releases and waivers set forth herein subject to the conditions and limitations set forth in Sections 14 below:

(a) Continued payment of salary for 52 weeks paid in bi-weekly amounts consistent with Rogers’s regular payroll practices (provided that the first installment shall not be paid prior to the first possible payroll cycle after the Effective Date), with appropriate withholding for taxes and deductions for applicable benefit plan coverages;

(b) the target bonus under the Rogers Corporation Annual Incentive Compensation Plan (“AICP”) applicable to Loughran for fiscal year 2014 if he had remained employed (i.e., 50% of salary), payable at the same time and according to the same terms as bonuses are paid to Rogers’ active employees; provided, however, that such bonus will not be paid if no bonuses are paid to corporate officers pursuant to AICP with respect to 2014, and provided further that the amount of such bonus (i.e., 50% of salary) will not be subject to reduction or increase as a result of the actual performance of the Company during 2014 or as a result of the exercise of any discretion provided in AICP related to individual performance goals based upon subjective or discretionary determinations;

(c) continued payment of the premium cost, at the same rate that Rogers contributes to the premium cost for active executives and dependents, of coverage of Loughran and his dependents under each group health plan for which a timely COBRA election has been made until the earlier of (x) May 12, 2015 and (y) commencement of employment that offers Loughran eligibility for a corresponding group health plan coverage that terminates COBRA eligibility as determined under applicable law, it being understood that his period of continued benefits shall run concurrently with (and shall count against) Rogers obligation to provide continuation coverage under COBRA and that a COBRA election may be made solely with respect to Rogers’ medical, dental and vision insurance plans;

(d) an immediate credit of one additional year of employment for purposes of determining the extent to which Loughran’s time-based restricted stock unit awards will vest, with any amounts that vest due to such service credit payable as per the terms of the applicable award agreements. As a direct consequence of this credit, shares will vest with respect to the Award ID’s indicated on the dates and in the amounts shown below, and it is understood that there will be not additional future vesting with respect to any equity awards;

•	Award ID 2071- Awarded 02/09/2012, with 3-Year Cliff Vesting. 2,730 shares will vest on 02/09/2015
•	Award ID 2230- Awarded 02/18/2013, with 1/1/1 ratable vesting.1,360 shares will vest on 02/18/2015
•	Award ID 2462- Awarded 02/11/2014 with 1/1/1 ratable Vesting. 1,134 shares will vest on 02/11/2015

(e) executive outplacement consulting services for a period of up to six (6) months after the Termination Date by a firm chosen by Rogers.

14.              The Enhanced Severance Benefits are conditional upon strict compliance with Loughran’s obligations and covenants under the Confidentiality and Non-Compete Agreement and the Agreement, including but not limited to Section 9 (cooperation) and Section 10 (return of company property). Loughran understands and acknowledges that a breach of any of these obligations and covenants shall result in cessation of the Enhanced Severance Benefits. All compensation payments, whether or not part of the Enhanced Severance Benefits, shall remain subject to the Rogers Corporation Compensation Recovery Policy, as amended from time to time.

15.              Loughran has carefully read this Agreement and fully understands its contents and significance, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document. He fully understands that this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law, with regard to any matter related to his employment with Rogers, and separation therefrom with Rogers.

16.              Loughran agrees not to disclose the contents of the provisions of this Agreement, its terms or conditions or the circumstances that resulted in or followed Loughran’s separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from his attorney, accountant or financial adviser. Loughran and Rogers both agree not to make any statement, publicly or privately, written or verbal, to any third parties which may disparage or injure the goodwill, reputation and business standing of you or the Company. In the event of any violation of this provision, either party may seek all appropriate legal and equitable relief. Nothing in this Section 16 is intended to impose restrictions on either party beyond those that are permitted by law.

17.           Loughran acknowledges and agrees that he is not entitled to any payments and benefits except as provided in the Letter Agreement. This Agreement and the Letter Agreement represent the complete understanding of the parties with respect to the termination of Loughran’s employment, and no other promises, or agreements, shall be binding or shall modify this Agreement or the Letter Agreement, unless in writing, signed by these parties.

18.           The Company shall have the right to deduct and withhold from any amounts payable under this Agreement or referred to in this Agreement such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

19.              Loughran agrees that the terms of this Agreement shall be interpreted in accordance with the laws of the State of Connecticut.

20.              If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.

\s\ Dennis M. Loughran

May 28, 2014
Date

ROGERS CORPORATION

By : \s\ Sara Dionne

Its: HR Director

May 28, 2014